Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2013 with respect to the consolidated financial statements of Lakeland Bancorp, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference in this Amendment No. 1 to Form S-4 Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Amendment No. 1 to Form S-4 Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

October 30, 2015